Exhibit 99.1

Abeona Therapeutics® Reports Second Quarter 2026 Results and Provides Business Update

- Q2 net ZEVASKYN® revenue increased 31% quarter-over-quarter to $11.4 million –

- Five patients treated with ZEVASKYN in Q2 2026 and three treatments in Q3 2026 to-date; since launch, 12 treatments completed –

- Expanding QTC network now includes seven sites nationwide; growing number of QTCs progressing patients through treatment process –

- $146.8 million in cash, cash equivalents and short-term investments as of June 30, 2026 –

CLEVELAND, August 13, 2026 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today reported financial results for the second quarter of 2026 and provided an update on commercial execution for ZEVASKYN (prademagene zamikeracel).

Commercial Update

Steady launch-year growth for ZEVASKYN. Commercial execution continued to strengthen during the second quarter of 2026 with five patients treated with ZEVASKYN. In the third quarter of 2026 to-date, three patients have completed treatments. Since launch, 12 patient treatments have been completed. Revenue was not recognized for two patients due to low manufacturing yield or not meeting lot release specifications.

Expanded qualified treatment center (QTC) network and increased patient onboarding. Abeona continues to expand the ZEVASKYN QTC network, and the number of QTCs that have treated patients with ZEVASKYN has increased. Key recent milestones include:

-	NewYork-Presbyterian/Columbia University Irving Medical Center and Children’s Hospital of Philadelphia (CHOP) were activated as QTCs during the second quarter of 2026.
-	CHOP and University of Texas Medical Branch (UTMB) have commenced collection of patient biopsies, and CHOP has treated its first patient with ZEVASKYN.
-	In the third quarter of 2026, Abeona announced the activation of Cincinnati Children’s as the newest ZEVASKYN QTC. Cincinnati Children’s is one of the largest epidermolysis bullosa treatment centers in the U.S.

Secured CMS New Technology Add-On Payment (NTAP) status for ZEVASKYN. Effective October 1, 2026, ZEVASKYN will have NTAP status under the fiscal year 2027 Hospital Inpatient Prospective Payment System Final Rule from the Centers for Medicare & Medicaid Services (CMS). NTAP provides a pathway for eligible hospitals to receive a supplemental payment from CMS, in addition to the base diagnosis-related group (DRG) payment, when treating Medicare beneficiaries with ZEVASKYN. This designation is expected to support hospital adoption and help facilitate access for Medicare patients, who represent approximately 10 percent of RDEB patients.

Continued engagement raising RDEB community awareness. The Company presented 5-year long-term follow-up data after ZEVASKYN application from the VIITAL Phase 3 clinical study and a case report from the longest follow-up of 12 years from the Phase 1/2a study. Presentations were made at key medical congresses, including the Society for Investigative Dermatology (SID) and Society for Pediatric Dermatology (SPD) annual meetings, as well as the debra Care Conference, to drive physician awareness, patient identification, and enable patient referral to the expanding QTC network.

“Our confidence in ZEVASKYN’s substantial opportunity is reinforced by our launch progress and experience to date as we engage with a growing number of patients and expand our QTC network,” said Vish Seshadri, Ph.D., Chief Executive Officer of Abeona Therapeutics. “As early real-world experience with ZEVASKYN matures across activated sites, we expect to drive broader adoption and long-term growth.”

Second Quarter 2026 Financial Results

Net ZEVASKYN revenue for the quarter ended June 30, 2026 increased 31% quarter-over-quarter to $11.4 million, compared to $8.7 million in the first quarter of 2026. While five patients were treated with ZEVASKYN during the second quarter of 2026, revenue was recognized for four treatments as one batch yielded fewer than the threshold number of sheets for revenue recognition.

Research and development (R&D) expenses were $5.0 million for the second quarter of 2026 compared to $9.6 million in the first quarter of 2026, which included the one-time, up-front cost of $7.0 million for in-licensing ABO-701.

Selling, general and administrative expenses were $15.8 million for the second quarter of 2026, compared to $19.5 million for the first quarter of 2026. The decrease primarily reflects fewer engineering runs and less manufacturing training costs in the second quarter of 2026.

Net loss was $(20.2) million, or $(0.35) per basic and diluted common share, for the quarter ended June 30, 2026. Net loss for the first quarter of 2026 was $(17.1) million, or $(0.30) per basic and diluted common share.

Cash, cash equivalents and short-term investments totaled $146.8 million as of June 30, 2026, compared to $191.4 million as of December 31, 2025.

Conference Call Details

The Company will host a conference call and webcast on August 13, 2026, at 8:30 a.m. ET to discuss its financial results and corporate progress. To access the call, dial 888-506-0062 (U.S. toll-free) or 973-528-0011 (international) and Entry Code: 245916 five minutes prior to the start of the call. A live, listen-only webcast can be accessed on the Investors & Media section of Abeona’s website at https://investors.abeonatherapeutics.com/events. An archived webcast replay will be available for 30 days following the call.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a commercial-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Abeona’s ZEVASKYN® (prademagene zamikeracel) is the first and only autologous cell-based gene therapy for the treatment of wounds in adults and pediatric patients with recessive dystrophic epidermolysis bullosa (RDEB). The Company’s fully integrated cell and gene therapy cGMP manufacturing facility in Cleveland, Ohio, serves as the manufacturing site for ZEVASKYN commercial production. The Company’s development portfolio features ABO-701 (PSMA-SIR-T™), a potentially first-in-class engineered T-cell therapy targeting PSMA, engineered to overcome the core failures of cell therapies in solid tumors. For more information, visit www.abeonatherapeutics.com.

ZEVASKYN®, Abeona Assist®, Abeona Therapeutics®, and their related logos are trademarks of Abeona Therapeutics Inc.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to our ability to maintain existing and obtain additional regulatory approvals of ZEVASKYN® and any future product candidates; our ability to successfully commercialize and market ZEVASKYN® and any future product candidates, if approved, and the timing of any commercialization and marketing efforts; our ability to manufacture sufficient batches of ZEVASKYN® to meet demand; our ability to manufacture ZEVASKYN® batches that meet certain product release specifications that were required by FDA at the time of BLA approval and implemented based on a limited clinical dataset; the FDA’s willingness to revise such release specifications to reflect real-world manufacturing experience; our ability to manufacture from provided biopsy material a ZEVASKYN® batch for which revenue may ultimately be recognized, which depends on such factors as qualified treatment centers obtaining biopsy samples from ZEVASKYN® patients of sufficient quality to act as starting material for manufacturing ZEVASKYN®, patient-to-patient variability in cell growth during the ZEVASKYN® manufacturing process, patient health deterioration in close proximity to ZEVASKYN® treatment such that treatment is no longer possible, and expiration of ZEVASKYN®’s 84-hour shelf-life before surgical application of ZEVASKYN® can be performed; our ability to activate additional qualified treatment centers to administer ZEVASKYN® on patients; the ability of qualified treatment centers to enroll patients for treatment or administer ZEVASKYN® on patients; our ability submit an investigational new drug application for ABO-701 and enroll patients in new clinical trials; our ability to access additional financial resources and/or our financial flexibility to reduce operating expenses if required; our ability to obtain additional equity funding from current or new stockholders; the potential impact of unpredicted changes in the structure and/or administration of the United States government or its agencies; our ability to out-license technology and/or other assets, deferring and/or eliminating planned expenditures, restructuring operations and/or reducing headcount, and sales of assets; the dilutive effect that raising additional funds by selling additional equity securities would have on the relative equity ownership of our existing investors, including under our existing at-the-market sale agreement; the outcome of any interactions with the FDA or other regulatory agencies relating to any of our products or product candidates; our ability to continue to secure and maintain regulatory designations for our product candidates; our ability to develop manufacturing capabilities compliant with current good manufacturing practices for our product candidates; our ability to manufacture cell and gene therapy products and produce an adequate product supply to support clinical trials and potentially future commercialization; the rate and degree of market acceptance of our product candidates for any indication once approved; our ability to meet our obligations contained in license agreements to which we are party; and macroeconomic uncertainty resulting from changes to U.S. trade policy, including current or future tariffs or other trade restrictions.

Contacts:

Investor and Media

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com

Investor

Lee M. Stern

Meru Advisors

lstern@meruadvisors.com

ABEONA THERAPEUTICS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025

Revenues:
Product revenue, net	$11,380	$—	$20,100	$—
License and other revenues	—	400	—	400
Total revenues	11,380	400	20,100	400

Costs and expenses:
Cost of sales	4,177	—	6,873	—
Royalties	—	100	—	100
Research and development	5,021	5,943	14,576	15,884
Selling, general and administrative	15,835	17,149	35,337	26,935
Total costs and expenses	25,033	23,192	56,786	42,919

Loss from operations	(13,653)	(22,792)	(36,686)	(42,519)
Interest income	1,355	1,027	2,709	2,337
Interest expense	(696)	(957)	(1,526)	(1,955)
Change in fair value of warrant liabilities	(7,191)	(5,388)	(1,805)	1,857
Gain from sale of priority review voucher, net	—	152,366	—	152,366
Other (loss) income, net	(6)	89	44	230
Income (loss) before income taxes	(20,191)	124,345	(37,264)	112,316
Income tax expense	—	15,512	2	15,512
Net (loss) income	$(20,191)	$108,833	$(37,266)	$96,804
Basic (loss) income per common share	$(0.35)	$2.07	$(0.66)	$1.89
Dilutive (loss) income per common share	$(0.35)	$1.71	$(0.66)	$1.47

Weighted average number of common shares outstanding:
Basic	57,048,385	52,524,510	56,835,833	51,159,240
Dilutive	57,048,385	66,640,620	56,835,833	65,111,330

ABEONA THERAPEUTICS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2026	December 31, 2025

Cash, cash equivalents and short-term investments	$146,826	$191,404
Total assets	$179,507	$219,570
Total liabilities	$51,449	$60,354
Total stockholders’ equity	$128,058	$159,216

Common stock outstanding	57,225,919	55,043,413
Common stock and common stock equivalents*	71,098,537	69,103,212

*Common stock and common stock equivalents:
Common stock	57,225,919	55,043,413
Common stock warrants (pre-funded)	4,933,489	5,113,321
Common stock and pre-funded warrants	62,159,408	60,156,734
Options to purchase common stock	168,670	176,019
Conversion option to redeem common stock	614,251	614,251
Warrants to purchase common stock	8,156,208	8,156,208
Total common stock and common stock equivalents	71,098,537	69,103,212